EXHIBIT 10.2 SEPARATION, MUTUAL RELEASE, AND CONSULTING

AGREEMENT BETWEEN FEDERAL HOME LOAN BANK AND JAMES E. GILLERAN

SEPARATION, MUTUAL RELEASE, AND CONSULTING AGREEMENT

     This Separation, Mutual Release, and Consulting Agreement (the “Agreement”) is entered into by and between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and James E. Gilleran to set forth the terms and conditions of Mr. Gilleran’s separation from his employment with the Seattle Bank and his provision of consultative services through December 31, 2007. The Agreement supersedes and replaces the employment agreement entered into by the Seattle Bank and Mr. Gilleran dated June 1, 2005 (the “Employment Agreement”), except that the Employment Agreement shall remain in effect through April 30, 2007.

RECITALS

     Mr. Gilleran has been employed by the Seattle Bank as President and Chief Executive Officer since June 1, 2005.

     Mr. Gilleran’s superb service to the Seattle Bank, its members and the Federal Home Loan Bank System has been universally recognized.

     Mr. Gilleran has submitted his resignation to the Board of Directors of the Seattle Bank as of April 30, 2007, and the Seattle Bank desires to retain Mr. Gilleran’s services on a consulting basis.

AGREEMENT

Mr. Gilleran and the Seattle Bank agree as follows:

1. Separation Date. Mr. Gilleran’s last day of employment with the Seattle Bank will be

April 30, 2007.

     2. Consultative Services. From May 1, 2007 through December 31, 2007 Mr. Gilleran will provide advice and counsel to the Seattle Bank, its Board of Directors, and the Seattle Bank’s successor president and chief executive officer on request. Mr. Gilleran and the Seattle Bank intend that an independent contractor relationship be created by this Agreement, and nothing in this Agreement shall be construed as creating an employment relationship, partnership, joint venture, or agency relationship. Mr. Gilleran shall not have the authority to act in any way as the representative of the Seattle Bank except as directed by the Board of Directors or the successor president and chief executive officer. During the term of this Agreement, Mr. Gilleran will have control of the manner and means by which the services are performed, subject to compliance with this Agreement and any plans, specifications, schedules, or other items approved by the Seattle Bank.

     All material prepared by Mr. Gilleran pursuant to this Agreement, including without limitation reports, models, data, calculations, software, programs, and documentation, and all discoveries, improvements, ideas, concepts, creative works, and designs, whether or not in writing or reduced to practice, and any other intellectual property, including any deliverable (the “Work Product") developed in connection with the services performed hereunder shall be the sole property of the

Seattle Bank, and Mr. Gilleran reserves no rights in any Work Product. All Work Product shall be assumed to be works made for hire. Mr. Gilleran shall execute any documents and take any other actions deemed necessary by the Seattle Bank to perfect the Seattle Bank's rights in any Work Product.

     As consideration for these consultative services, Mr. Gilleran will be paid an amount equal to $47,315.63 per month from May 1, 2007 through December 31, 2007, at the same intervals as the Seattle Bank pays salary to its employees. The Seattle Bank will reimburse Mr. Gilleran for necessary, customary, and usual business expenses incurred by Mr. Gilleran on behalf of the Seattle Bank in accordance with Seattle Bank policies. Mr. Gilleran will be responsible for paying any tax obligation related to his provision of consultative services (including without limitation FICA, federal withholding tax, FUTA, state unemployment tax and workers' compensation), and the Seattle Bank will have no obligation to withhold any taxes.

     3. No Additional Compensation. Mr. Gilleran and the Seattle Bank agree that, except as expressly set forth in this Agreement, Mr. Gilleran shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Seattle Bank. However, nothing in this Agreement shall affect any vested rights Mr. Gilleran may have under the Seattle Bank’s 401(k) savings plan or any Benefit Equalization Plan.

     4. Return of Seattle Bank Property. Except as otherwise agreed to by Mr. Gilleran and the successor president and chief executive officer, Mr. Gilleran represents and warrants that no later than 5:00 p.m., April 30, 2007, he will return to the Seattle Bank all the Seattle Bank property including, without limitation, any laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Seattle Bank hereby acknowledges and agrees that Mr. Gilleran may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

     5. Confidential Information. It is understood and agreed that as a result of Mr. Gilleran's prior employment with the Seattle Bank and the provision of consultative services referenced in paragraph 2, Mr. Gilleran has acquired and will continue to acquire and make use of confidential information about the Seattle Bank and its business, and information relating to the Seattle Bank’s customers, such information constituting trade secrets. Mr. Gilleran shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Seattle Bank, furnish, make available or disclose to any third party (except in furtherance of the Seattle Bank’s business activities and for the sole benefit of the Seattle Bank) or use for the benefit of himself or any third party, any Confidential Information.

     As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Seattle Bank or its business, including but not limited to information relating to financial statements, reports, models, data, business plans, operations, systems, regulatory matters, customer identities, potential customers, employees, suppliers, servicing methods, assets, programs, strategies and information, analyses, profit margins, or other proprietary information used by the Seattle Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known outside the Seattle Bank by persons who are not associated with the Seattle Bank and do not have an obligation of confidentiality to the Seattle Bank with respect to such information through no wrongful act on the part of Mr. Gilleran.

     Mr. Gilleran acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank. Mr. Gilleran further agrees that on termination of this Agreement, or at any time on request by the Seattle Bank, he shall deliver possession to the Seattle Bank all Confidential Information and all documents, writings, and other things of every kind and description prepared or acquired in connection with the Seattle Bank business in the course of his employment or during the provision of the consultative services referenced herein.

     Mr. Gilleran acknowledges and agrees that the covenants set forth in this paragraph 5 are reasonable and necessary for the protection of the Seattle Bank’s business interests, that irreparable injury will result to the Seattle Bank if Mr. Gilleran breaches any of his confidentiality obligations under this Agreement, and that in the event of Mr. Gilleran’s actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. Mr. Gilleran accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this paragraph, the Seattle Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     6. Covenant Not to Sue. Mr. Gilleran represents that he has not filed any Claim that was released in this Agreement against the Seattle Bank or its Released Parties (as defined below) with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that this will not limit Mr. Gilleran from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Seattle Bank, nothing in this Agreement forbids Mr. Gilleran from cooperating in such proceedings, but by this Agreement, Mr. Gilleran waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings. The Seattle Bank agrees that it will defend Mr. Gilleran against any threatened or actual lawsuit related to his employment with the Seattle Bank, and subsequent consultative services specified in Paragraph 2, consistent with the indemnification provisions in the Seattle Bank’s Bylaws in existence on the date of this Agreement.

     7. Mutual Release of Claims. In consideration of the consulting arrangement described above, Mr. Gilleran, on behalf of himself, his marital community, and their heirs, successors and assigns, releases and discharges the Federal Home Loan Bank of Seattle, its employee benefit plans and/or their current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors ("Released Parties"), from any and all claims, charges, causes of action and damages (including attorneys' fees and costs actually incurred), known and unknown ("Claims"), including those Claims related in any way to his employment with the Seattle Bank, or the termination of his employment relationship with the Seattle Bank, arising prior to the effective date of this Agreement. Further, the Seattle Bank hereby releases Mr. Gilleran from any and all Claims, including those Claims related in any way to his employment with the Seattle Bank, or the termination of his employment relationship with the Seattle Bank, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Mr. Gilleran’s rights: (a) to indemnification pursuant to any applicable provision of the Seattle Bank’s Bylaws, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank’s obligations under this Agreement.

     For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, and each of them, Mr. Gilleran expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

     This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

     8. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Gilleran understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Mr. Gilleran also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney before signing it to the extent he wishes to do so, and that he executes this Agreement only after full reflection and analysis.

     9. No Representations. Mr. Gilleran acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank’s agents, representatives or attorneys to induce the execution of this Agreement.

     10. Waiting Period and Revocation Period. Mr. Gilleran has until March 21, 2007 to consider this Agreement before signing it. Mr. Gilleran understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Mr. Gilleran must deliver a written notice of revocation to Sheryl A. Symonds, Senior Vice President, General Counsel and Corporate Secretary at the Seattle Bank no later than 5:00 pm on the seventh day after Mr. Gilleran signs the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired.

     11. Nonadmission. This Separation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by the Seattle Bank or Mr. Gilleran.

     12. Applicable Law; Venue; Attorneys' Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in King County Superior Court in Seattle, Washington. The prevailing party in such action shall be awarded attorneys’ fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this

Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

     13. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Mr. Gilleran and an authorized representative of the Seattle Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement, except as specifically set forth herein.

     14. No Assignment. Neither party may assign any of that party's rights or obligations under this Agreement without the written consent of the other party.

     15. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

     16. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

FEDERAL HOME LOAN BANK		JAMES E. GILLERAN
OF SEATTLE
By:	/s/ Mike C. Daly	/s/ James E. Gilleran

Name: Mike C. Daly		Date: February 26, 2007
Title:	Chairman, Board of Directors
Date:	February 23, 2007